Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated January 20, 2026, relating to the financial statements of Long Table Growth Corp. as of December 31, 2025, and for the period from November 25, 2025 (inception) through December 31, 2025, (which includes an explanatory paragraph about the Company's ability to continue as a going concern) which is contained in that Prospectus. We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

January 20, 2026